Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES COMPLETION OF A NEW SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, January 14, 2014 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that it completed a new senior secured credit facility which refinanced its existing senior secured credit facility and will provide greater flexibility with regard to its strategic initiatives. Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Bank USA were the joint lead arrangers and joint book managers for the new syndicated credit facility.

“We are pleased to announce the successful syndication of our new senior secured credit facility,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “Our new credit facility provides more favorable pricing as compared to our existing credit facility, as well as significant additional borrowing capacity, longer maturities and greater flexibility, leaving us well positioned to continue to pursue various strategic alternatives,” concluded Mr. Lewis.

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SILGAN HOLDINGS

January 14, 2014

The new credit facility provides the Company with US $365 million of US A term loans, €220 million of Euro A term loans, Cdn $70 million of Canadian A term loans and a US $1.0 billion multicurrency revolving loan facility. In addition, the new credit facility provides greater flexibility to the Company to, among other things, make acquisitions, pay dividends, repurchase stock and incur additional debt.

The term loans provided under the new credit facility refinanced the term loans under the prior credit facility, and the new term loans mature on January 14, 2020. The Company may use revolving loans under the new credit facility for working capital and other general corporate purposes, including acquisitions, stock repurchases and refinancing of other debt. The revolving loan facility matures on January 14, 2019. The new credit facility also provides the Company with an incremental uncommitted multicurrency loan facility for an additional US $1.25 billion, which may be increased as provided in the new credit facility and may be used to finance acquisitions and for other permitted purposes.

Under the new credit facility, the interest rate for US dollar loans will be either the Eurodollar Rate or the base rate plus a margin, the interest rate for Euro loans will be the Eurodollar Rate plus a margin and the interest rate for Canadian dollar loans will be either the CDOR Rate or the Canadian prime rate plus a margin. Initially, for term loans and revolving loans maintained as Eurodollar Rate or CDOR Rate loans the margin will be 1.50% and for term loans and revolving loans maintained as base rate or prime rate loans the margin will be 0.50%. The margins for term loans and revolving loans are subject to adjustment quarterly based upon financial ratios.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012. Silgan operates 88 manufacturing facilities in North and South America, Europe and

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SILGAN HOLDINGS

January 14, 2014

Asia. Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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